Exhibit 99.2

Acquisition of El Dorado Savings Bank, F.S.B. September 12, 2018

This communication contains certain forward-looking information about PacWest, El Dorado, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of PacWest, El Dorado and the combined company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by PacWest with the Securities and Exchange Commission (“SEC”), risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the stockholders of El Dorado, or any future transaction, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes/retention will not proceed as planned; the possibility that a change in the interest rate environment may increase funding costs and reduce net interest margins; higher than anticipated operating expenses; the effectiveness of our risk management framework; asset/liability re-pricing risks and liquidity risks; the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation, the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and other risk factors described in documents filed by PacWest with the SEC. All forward-looking statements included in this communication are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. Forward-Looking Statements

Transaction Highlights Strategic Rationale Geographically expands PacWest’s community bank franchise into Northern California and Northern Nevada with the acquisition of a high-quality, 60 year-old, privately held community bank Enhances core funding with $2.0 billion in stable, granular, low cost deposits 97% core deposits(1) and a 0.13% cost of total deposits No brokered or wholesale deposits Strengthens PacWest’s balance sheet liquidity 29.4% loan-to-deposit ratio $1.6 billion in cash and investments consisting of short duration, high cash flow GSE securities Provides margin expansion opportunities by redeploying excess liquidity into community banking loans (not modeled) Limited execution risk, as efficient operating platform with a 56% efficiency ratio and a 1.57% operating expense ratio allow for low cost savings No anticipated branch closures or reduction in customer-facing employees Achieves significant deposit market share in the banking markets served Provides a platform to expand commercial banking activities in Northern California and Northern Nevada Provides revenue opportunities by enhancing product offerings and lending limits to current customers (not modeled) Transaction Metrics GAAP EPS: neutral to 2019 and 2020 earnings Cash EPS(2): Accretion of ~1% in 2019 and 2020 respectively Incremental Cash EPS on shares issued: exceeds $4.50 and $5.20 in 2019 and 2020 respectively Tangible Book Value Earnback: < 3.5 years Core Deposit Premium(1): 13.3% Internal Rate of Return: > 17% Pro forma regulatory capital ratios remain strong Note: Financial data as of or for the three months ended June 30, 2018 or an otherwise denoted quarter. Defined as total deposits less time deposits with balances greater than $100,000. Calculated by adjusting GAAP EPS for merger adjustments.

El Dorado Savings Bank, F.S.B. Overview Note: Financial data as of or for the three months ended June 30, 2018 unless otherwise noted. As of or for the three months ended for each respective quarter. Calculated as the change in the cost of interest bearing deposits divided by the change in the federal funds rate. FDIC Summary of Deposits as of June 30, 2017. Corporate Overview Headquarters: Placerville, CA Branches: 35 in Northern CA and Northern NV Focus: Core deposits gathering Financial Overview Total Assets: $2.2 billion Total Loans: $0.6 billion Total Deposits: $2.0 billion Business Highlights Attractive, Low-Cost, Stable Deposit Franchise Core Deposits-to-Deposits: 97% 2016Q4 – 2018Q2 Deposit Beta: (1.3%)(2) Low-Risk Loan Portfolio Single family mortgages: 99% of total loans CRE Loans: < 1.0% of total loans NPA / Assets: 0.47%; 0.21% excluding TDRs No OREO Highly Liquid Balance Sheet Loan-to-Deposit: 29.4% Cash and Securities: $1.6 billion Efficient Operating Platform Efficiency Ratio: 56.1% Operating Expense Ratio: 1.57% Historic Deposit Trends(1) El Dorado CA Market Share by County(3) County Rank Deposits ($mm) Mkt. Share (%) Population Median HHI Sacramento, CA 10 458 1.4 1,533,688 64,639 Placer, CA 24 38 0.3 385,681 84,704 El Dorado, CA 2 682 22.4 186,428 84,483 Nevada, CA 6 112 5.6 99,056 60,412 Tuolumne, CA 7 51 4.4 53,813 56,501 Calaveras, CA 1 180 34.2 45,131 59,459 Amador, CA 1 203 27.1 37,399 61,392 Inyo, CA 2 102 23.1 18,227 51,804 $1,499 $1,556 $1,558 $1,584 $1,584 $1,624 $1,620 $393 $386 $375 $365 $358 $350 $347 0.15% 0.14% 0.13% 0.13% 0.13% 0.13% 0.13% 0.00% 0.05% 0.10% 0.15% 0.20% 0.25% $0.0 $500.0 $1,000.0 $1,500.0 $2,000.0 $2,500.0 2016Q4 2017Q1 2017Q2 2017Q3 2017Q4 2018Q1 2018Q2 Non-Time Deposits ($mm) Time Deposits ($mm) Cost of Total Deposits (%)

PacWest El Dorado Pro Forma Community Bank Franchise California Utah Nevada Arizona Las Vegas Carson City Bakersfield San Francisco Los Angeles Oxnard Anaheim Huntington Beach Sacramento San Bernardino San Diego Phoenix San Jose Fresno Stockton Fremont Modesto

Pro Forma Loan and Deposit Composition Note: Data as of or for the three months ended June, 30, 2018. Excludes purchase accounting and other merger-related adjustments. PacWest El Dorado Pro Forma(1) Total Deposits: $17.9 billion Cost of Deposits: 0.36% Total Deposits: $2.0 billion Cost of Deposits: 0.13% Total Deposits: $19.9 billion Cost of Deposits: 0.34% PacWest El Dorado Pro Forma(1) Gross Loans: $16.9 billion Yield on Loans: 6.28% Gross Loans: $0.6 billion Yield on Loans: 3.28% Gross Loans: $17.5 billion Yield on Loans: 6.20%Yi C&D 12% C&I 27% Res. RE 2% CRE 35% Multifamily 13% Consumer & Other 11% C&D 11% C&I 26% Res. RE 5% CRE 34% Multifamily 13% Consumer & Other 11% Res. RE 91% CRE 1% Consumer & Other 8% DDA 45% NOW & Other 2% MMDA & Sav. 43% Retail Time 8% Jumbo Time 2% DDA 41% NOW & Other 5% MMDA & Sav. 44% Retail Time 8% Jumbo Time 2% DDA 3% NOW & Other 32% MMDA & Sav. 47% Retail Time 15% Jumbo Time 3%

Transaction Summary

Category	Details
Consideration and Deal Value[1]	• Aggregate Deal Value: $466.7 million; $59.8 million in cash and $406.9 million in stock • PACW Shares Issued: ~8.1 million • Cash Per Share: $427.92 • Pro Forma El Dorado Stockholders Ownership: ~ 6.2%
Transaction Multiples[1]	• Price / Tangible Book Value per Share: 2.05x • Price / LTM EPS: 27.3x • Price / 2019 EPS: 22.9x • Core Deposit Premium[2]: 13.3%
Required Approvals	• Regulatory Approvals: FDIC and California DBO • Stockholder Vote: El Dorado stockholders
Other	• Will operate as a new region under Pacific Western Bank's Community Bank Division • John Cook, President of El Dorado, will serve as Central Valley–Sierra Regional President • Expected closing: Q1 2019

PacWest Bancorp

Note: Estimated financial impact is presented solely for illustrative purposes based on consensus analyst estimates for PACW and preliminary estimates for EL Dorado. Includes estimated purchase accounting and other merger-related adjustments.

(1) Based on the fixed exchange ratio, fixed cash amount and PACW's closing stock price of $50.04 on September 11, 2018.

(2) Defined as total deposits less all time deposits with balances greater than $100,000.

Acquisition of El Dorado Savings Bank, F.S.B. | PACW | p. 7

Financial Impact and Key Assumptions Note: Estimated financial impact is presented solely for illustrative purposes based on consensus analyst estimates for PACW and preliminary estimates for El Dorado. Includes estimated purchase accounting and other merger related adjustments. Financial Impact GAAP EPS: neutral to 2019 and 2020 earnings Cash EPS: Accretion of ~1% in 2019 and 2020 respectively Incremental Cash EPS on shares issued: exceeds $4.50 and $5.20 in 2019 and 2020 respectively Tangible Book Value Earnback: < 3.5 years Core Deposit Premium: 13.3% Internal Rate of Return: > 17% Cost Savings: Approximately 17% of El Dorado’s noninterest expense base 100% phase-in for 2019 Gross Loan Mark: $16.2 million; accreted straight-line over 5 years Securities Mark: $35.0 million $1.6 billion in cash and securities repositioned at a 3.75% average yield Fixed Assets: $21.0 million write-up; $10.5 million depreciated straight-line over 23 years Core Deposit Intangibles: $74.1 million or 4.4% of non-time deposits; amortized SYD over 10 years Durbin Amendment: $2.0 million annual interchange revenue loss Revenue Synergies: Not modeled Restructuring Costs: $35.1 million total pre-tax Effective Tax Rate: 29.6% Key Assumptions

Pro Forma Capital Ratios PacWest (6/30/2018) El Dorado (6/30/2018) Pro Forma At Close Tangible Common Equity to Tangible Assets 9.9% 10.3% 9.4% Common Equity Tier 1 Ratio 10.6% 33.7% 10.8% Leverage Ratio 10.3% 10.2% 9.7% Tier 1 Capital Ratio 10.6% 33.7% 10.8% Total Risk-Based Capital Ratio 13.5% 34.5% 13.5% Note: Estimated financial impact is presented solely for illustrative purposes based on consensus analyst estimates for PACW and preliminary estimates for El Dorado. Includes estimated purchase accounting and other merger-related adjustments.

Stockholders of El Dorado are urged to carefully review and consider each of PacWest’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its proxy statements, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212; Attention: Investor Relations, by submitting an email request to investor-relations@pacwestbancorp.com or by telephone at (310) 887-8521. PacWest intends to file a registration statement with the SEC which will include a proxy statement of El Dorado and a prospectus of PacWest, and will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, stockholders of El Dorado are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive proxy statement/prospectus will be sent to the stockholders of El Dorado seeking any required stockholder approvals. Stockholders of El Dorado will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from PacWest by writing to the address provided in the paragraph above. Additional Information About the Transaction and Where to Find It